Exhibit 99.1

PENN TREATY AMERICAN ANNOUNCES FIRST QUARTER RESULTS

May 12, 2004 — Allentown, PA – Penn Treaty American Corporation (PTA-NYSE) today announced its first quarter financial results for the period ending March 31, 2004, reporting net income of $23.4 million or $.32 per fully diluted share, which includes the anticipated conversion of all of the Company’s outstanding convertible debt and in-the-money options ($.79 basic earnings per share). During the first quarter of 2003, the Company recorded $3.1 million in net income, or $.07 per fully diluted share.

The results of the first quarter, 2004, include the following:

o	$35.6 million (pre-tax), or $.28 per fully diluted share, attributable to a market gain recorded on the Company’s notional experience account due to declining market interest rates;

o	$3.0 million or $.04 per fully diluted share attributable to income from operations, as compared to $1.2 million or $.02 per fully diluted share from operations for the 1st quarter of 2003.

At March 31, 2004, book value was $5.44 per share, and fully converted book value (taking into account the anticipated future conversion of the Company’s outstanding convertible debt) was $3.28. A reconciliation of book value to fully converted book value is as follows:

(amounts in thousands, except per share amounts)
Shareholders' equity, as reported	$193,503
Convertible debt, net of discount	87,183
Preferred interest on early conversion	4,324
Unamortized deferred offering costs	(1,849)

Shareholders' equity, fully converted	$283,161

Outstanding shares, as reported	35,538
Shares issuable upon conversion of debt	50,807

Outstanding shares, fully converted	86,345

Book value per share, as reported	$5.44

Book value per share, fully converted	$3.28

During the first quarter, the Company recorded premium revenue of $82.3 million, including $2.7 million of first year collected premium revenue. Sales of new long-term care insurance policies in the 1st quarter of 2004 totaled $4.2 million in annualized premium or 68% above sales levels for the 1st quarter of 2003.

The first quarter results are in line with the Company’s expectations but were impacted by the following items, which are predominantly offsetting within the Company’s financial results:

1.	The Company has experienced delays in obtaining approval of its filed premium rate increases in some states. Although the Company believes that it will ultimately gain these approvals, expected increases in premium revenue have been delayed as a result.

2.	Net investment income is below expectations in the quarter as a result of lower investment crediting rates being applied to the Company’s notional experience account. However, these lower rates accounted for the significant market gain recorded in the first quarter. Subsequent to March 31, 2004, market interest rates have increased, which the Company anticipates will yield higher net investment income in the second quarter, but also the recognition of market losses on the notional experience account.

3.	The Company’s claims experience continues to be better than anticipated. The Company believes that this favorable experience has resulted from recently initiated claims adjudication processing improvements, improved care management techniques and improved underwriting protocols. The favorable trend has continued subsequent to March 31, 2004.

Further, during the first quarter, approximately $17.2 million of the Company’s 6 ¼% convertible notes due 2008 were converted into shares of the Company’s common stock. Including an additional $6.5 million in conversions that have occurred since March 31, 2004, $31.8 million of the Company’s convertible debt has been converted to common equity since the second quarter of 2003.

William W. Hunt, President and C.E.O., stated, “Our first quarter results continue to illustrate the successful implementation of our profitable and prudent growth strategy. Our growth in sales of new products continues to elevate while our revised risk management protocols continue to show improved value being created by our in-force book of long-term care insurance business. Our statutory capital position remains strong and our liquidity is better than expected due to the early conversion of our debt to equity.”

The Company will host an investor conference call at 1:00 PM, EDT, Wednesday, May 12 to discuss its first quarter results. Investors and analysts should call 1.800.553.5275 in order to participate. The conference call will be available by replay until May 26, 2004 by calling 1.800.475.6701 with an access code of 731262. The Company also expects to make the call available via a downloadable file on its website, www.penntreaty.com.

Certain statements made by the Company in this press release may be considered forward looking within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results of its operations will not differ materially from its expectations. An investment in the Company’s securities includes certain risks, which may be specific to the Company or to the long-term care insurance industry. Factors which could cause actual results to differ from expectations include, among others, the Company’s ability to comply with the Corrective Action Plan, the Florida Consent Order, the orders or directives of other states in which the Company does business or any special provisions imposed by states in connection with the resumption of writing new business, its ability to commute its reinsurance agreement and to recapture its reinsured policies and the accumulated notional experience account balance, its ability to meet its future risk-based capital goals, the adverse financial impact of suspending new business sales, its ability to raise adequate capital to meet regulatory requirements and to support anticipated growth, its ability to refinance, convert or repay its outstanding debt and associated interest requirements, the volatility of market interest rates and the resultant impact upon the Company’s notional experience account, the cost associated with recommencing new business sales, liquidity needs and debt obligations, the adequacy of its loss reserves and the recoverability of its DAC asset, its ability to sell insurance products in certain states, including California, its ability to resume generating new business in all states, its ability to comply with government regulations and the requirements which may be imposed by state regulators as a result of its capital and surplus levels, the ability of senior citizens to purchase its products in light of the increasing costs of health care, its ability to defend itself against adverse litigation, and its ability to recapture, expand and retain its network of productive independent agents, especially in light of the suspension of new business.

Contact:     Cameron Waite, EVP & CFO - cwaite@penntreaty.com 1.800.222.3469

Source:     Penn Treaty American Corporation - www.penntreaty.com

PENN TREATY AMERICAN CORPORATION AND SUBSIDIARIES Consolidated Statements of Income and Comprehensive Income (amounts in thousands, except per share data)
	Three Months Ended March 31,
	2004		2003
Revenues:	(unaudite	d)	(unaudite	d)
Premium revenue	$82,288		$83,578
Net investment income	10,987		10,347
Net realized capital gain	221		79
Market gain on notional experience account	35,648		4,302
Change in preferred interest on early conversion liability	(818)		(61)
Other income	1,621		2,263

	129,947		100,508

Benefits and expenses:
Benefits to policyholders	59,159		64,167
Commissions	10,421		10,704
Net policy acquisition costs amortized	3,955		3,054
General and administrative expense	13,477		12,740
Expense and risk charges on reinsurance	2,807		2,768
Excise tax expense	783		789
Interest expense	3,817		1,656

	94,419		95,878

Income before federal income taxes	35,528		4,630
Federal income tax provision	12,080		1,574
Net income	$23,448		$3,056

Basic earnings per share from net income	$0.79		$0.16
Diluted earnings per share from net income	$0.32		$0.07
Weighted average number of shares outstanding	29,540		19,439
Weighted average number of shares and share equivalents	82,573		55,931